Exhibit 23.2

CONSENT OF SRK CONSULTING (CANADA), INC.

 We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Silver Bull Resources, Inc. (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended October 31, 2012, in the Company’s Registration Statements on Form S-3, as amended (File Nos. 333-172789, 333-172868, 333-174816 and 333-180143), and Form S-8 (File Nos. 333-171723, 333-140588 and 333-180142), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

SRK CONSULTING (CANADA), INC.

Date: January 9, 2013	/s/ Gilles Arseneau
Name: Gilles Arseneau, P. Geo.
Title: Associate Consultant